EXHIBIT 10.20

Execution Copy

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into by and between MEDI-HUT INT’L (MFG) CO., LTD., a corporation organized and existing under the laws of the Republic of Korea (“Korea”) with its principal offices at 4-1 Godeung-Ri, Sojung-Myun, Yeonki-Kun, Chungcheongnam-Do, Korea (“MHI”) and MEDI-HUT CO., INC., a corporation organized and existing under the laws of the State of Nevada, United States of America, with its principal offices at 1345 Campus Parkway, Wall Township, New Jersey 07753, United States of America (“MHUT”; together with MHI, collectively, the “Parties”).

WITNESSETH:

WHEREAS, MHUT has provided certain financing assistance to MHI in support of MHI’s operations; and

WHEREAS, MHUT and MHI desire to memorialize their agreement as to the terms and conditions for the repayment by MHI of such financing assistance.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises set forth herein below, the Parties, intending to be legally bound hereby, agree as follows:

Article 1.    Acknowledgement of Financing Assistance; Maturity of the Loans; Interest

1.1	MHI hereby acknowledges that the following amounts (the “Loans”) have been received from MHUT in support of MHI’s operations:

Disbursement Date	Amount (in U.S. Dollars)
June 7, 2002	US $100,000
June 29, 2002	US $200,000
February 4, 2003	US $50,000
February 28,2003	US $100,000
Total:	US $450,000

1.2
The Loans shall be repaid in U.S. Dollars in installments as follows: (a) US$75,000 on or before December 31, 2004, together with interest accruing on the outstanding balance of the Loans from the respective Disbursement Dates (as set forth in Section 1.1 above) to December 31, 2004 in accordance with Section 1.3 below; (b) US$125,000 on or before December 31,2005, together with interest accruing on the outstanding balance of the Loans from January 1, 2005 to December 31, 2005 in accordance with Section 1.3 below; (c) US$125,000 on or before December 31,2006, together with interest accruing on the outstanding balance of the Loans from January 1, 2006 to December 31, 2006 in accordance with Section 1.3 below; and (d) US$125,000 on or before December 31, 2007, together with interest accruing on the outstanding balance of the Loans from January 1, 2007 to December 31, 2007 accordance with Section 1.3 below. The Loans may be prepaid at any time at the option of MHI without any premium or penalty.

1.3
Interest on the outstanding balance of the Loans shall become due and payable on the respective due dates of the installments as set forth in Section 1.2 above (or if applicable, on the date of any repayment pursuant to Section 1.4 below or any other prepayment) and shall accrue from the respective Disbursements Dates (as set forth in Section 1.1 above) at the Applicable Rate (as defined below) (but in no event higher than the highest rate permitted under applicable law) on the basis of a 365-day year and actual number of days elapsed. The term “Applicable Rate” as used herein shall mean the following: (a) for interest accruing from the respective Disbursement Dates (as set forth in Section 1.1 above) to December 31, 2004: 4% per annum; (b) for interest accruing from January 1, 2005 to December 31, 2005: 5% per annum; and (c) for interest accruing from January 1, 2006 to December 31, 2007: 6% per annum.

1.4
Notwithstanding anything to the contrary set forth herein, the Loans shall become immediately due and payable to the extent that MHI repays any amounts (“Related Party Indebtedness”) owed to any of its directors, officers, affiliates and any other related parties, whether at the stated maturity of such amounts or otherwise. MHI may not repay any portion of Related Party Indebtedness unless MHI simultaneously repays the Loans on a pro rata basis (i.e., in proportion to the respective principal amounts of the Loans and Related Party Indebtedness outstanding as of the date of the proposed repayment).

Article 2.    Covenants

In addition to the other undertakings herein contained, MHI hereby covenants to MHUT that so long as any amount payable hereunder is outstanding MHI shall perform the following obligations:

2.1
MHI shall maintain its existence in good standing under, and conduct its business in material compliance with, all applicable laws and shall maintain adequate licenses and authorization to conduct its business.

2.2
MHI shall, promptly, upon acquiring actual knowledge of such matters, give notice to MHUT of each of the following events with respect to itself: (i) any material loss of or damage to its properties or assets; (ii) the commencement of any litigation or proceedings against it which may materially adversely affect the ability of MHUT to fulfill its obligations under this Agreement; (iii) any other circumstances that could materially adversely affect the performance by MHI of its obligations under this Agreement; and (iv) the occurrence of any Event of Default described in Article 3 below.

2.3
MHI shall as soon as practicable after the execution of this Agreement obtain and secure all governmental and other authorizations and approvals (including, without limitation, any authorizations or approvals required under foreign exchange regulations of Korea) necessary for the performance of its obligations hereunder.

2.4	MHI shall execute all such other documents and instruments and do all such other acts and things as MHUT may reasonably require to carry out the transactions contemplated herein.

Article 3.    Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    MHI shall fail to pay when due any amount owing to MHI hereunder; or

(b)    MHI shall fail to perform any other obligation herein; or

(c)    MHI shall commit a material breach of its obligations under the Joint Venture Agreement among MHUT, MHI and certain other parties named therein (as the same may be amended and/or restated from time to time); or

(d)    a petition in bankruptcy or similar proceeding shall be filed by or against MHI, or any custodian or similar officer shall be appointed for MHI or for any substantial part of the property of MHI, or any judgment, warrant of attachment or execution or similar process shall be issued or levied against MHI or any part of the property of MHI; or (e) for any reason materially and adversely affecting MHI or any collateral or guarantor, MHUT shall at any time reasonably deem itself insecure or shall reasonably believe the prospect of receiving payment of MHUT’s obligations is impaired; then, or at any time thereafter, any or all of the obligations of MHI hereunder, at MHUT’s option, shall become immediately due and payable, without notice, presentation or demand for payment, which are hereby expressly waived. If MHI shall fail to make payment when due of any sum owed hereunder (whether at its stated maturity, by acceleration or otherwise), MHI shall pay to MHUT on demand interest from and including such due date until payment in full thereof at a rate equal to 4% over the Applicable Rate (but in no event higher than the highest rate permitted under applicable law). MHI shall reimburse and indemnify MHUT on demand for all costs and expenses, including reasonable attorneys’ fees, that may be incurred by it as a result of all Event of Default, whether or not MHUT accelerates the obligations of MHI and whether or not MHUT commences legal proceedings against MHI.

Article 4.    Notices

Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, in each case addressed as follows or to such other address as any party hereto shall have notified the other party in accordance with the provisions of this Article:

If to MHI:

Medi-Hut Int’l (Mfg.) Co., Ltd.
4-1 Godeung-Ri, Sojung-Myun
Yeonki-Kun
Chungcheognam-Do, Korea
Attention: Representative Director
Facsimile: 82-41-862-5700

If to MHUT:

Medi-Hut Co., Inc.
1345 Campus Parkway
Wall Township, New Jersey 07753
United States of America
Attention: President
Facsimile: 1-732-919-2799

With a copy to:

Kim, Chang & Lee
171 Wonseo-Dong,Chongro-Ku
Seoul, Korea
Attention: Moon Han, Esq.
Facsimile: 82-2-725-8727

Article 5.    Governing Law and Adjudication

This Agreement shall be governed by the laws of Korea. Each of the Parties agrees that all actions arising out of or in respect of this Agreement may be brought in the Seoul District Court located in Seoul, Korea as the court of first instance.

Article 6.    Miscellaneous

6.1	This Agreement shall become effective as of June 7, 2002 (the “Effective Date”).

6.2
If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court or arbitral tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force or effect, but the illegality, invalidity or unenforceability of such provision shall have no effect upon and shall not impair the validity or enforceability of any other provision of this Agreement. The Parties shall be obliged to replace such illegal, invalid or unenforceable provision by a new provision having similar effect.

6.3
This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement or to such provision to be waived, signed by the party against whom enforcement of such amendment, supplement, modification or waiver is sought.

6.4
This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned, transferred or delegated by any party without the prior written consent of the other party.

6.5
This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior agreements and understandings, oral or written, which may exist in relation thereto.

6.6	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

6.7
This Agreement is executed in the English language, which shall be controlling in all respects between the Parties. No translation hereof shall be of any force or effect in the interpretation of this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, intending to make it legally binding as of the Effective Date.

MEDI-HUT INT’L (MFG) CO., LTD.	MEDI-HUT CO., INC.

/s/ Young-Kil Shin	/s/ David R. LaVance

Name: Young-Kil Shin Title: President	Name: David R. LaVance Title: President and Chief Financial Officer